                                                                   EXHIBIT (21)

                              THE ROWE COMPANIES
                         AND WHOLLY-OWNED SUBSIDIARIES

                             LIST OF SUBSIDIARIES

The Company has eight wholly-owned subsidiaries:

   (1) Rowe Furniture, Inc., A Virginia Corporation

   (2) Rowe Properties, Inc., A California Corporation

   (3) Home Elements, Inc., a Virginia Corporation

   (4) Rowe Worldwide, Inc., a US Virgin Islands Corporation

   (5) Rowe Furniture Wood Products, Inc., a California corporation (formerly The Wexford Collection, Inc.)

   (6) Rowe Diversified, Inc., a Delaware Corporation

   (7) The Mitchell Gold Company, a North Carolina Corporation

   (8) Storehouse, Inc., a Georgia Corporation